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As filed with the Securities and Exchange Commission on October 7, 2005

Registration No. 333-39341

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MID PENN BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1666413 (I.R.S. Employer Identification No.)

Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, Pennsylvania 17061
(717) 692-2133
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)
Alan W. Dakey, President
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, Pennsylvania 17061
(717) 692-2133
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copies to:
Nicholas Bybel, Jr., Esquire Amy B. Kaunas, Esquire SHUMAKER WILLIAMS, P.C. Post Office Box 88 Harrisburg, Pennsylvania 17108 (717) 763-1121

Approximate date of commencement of the proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock par value $1.00 per share	300,000	$25.85	$7,755,000	$304.00(2)

(1)
Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) and based upon the average of the bid and asked prices of the Common Stock on October 3, 2005

(2)
Fee paid is paid on 100,000 shares. Fees were paid for the original 200,000 shares on November 3, 1997 in connection with the original Form S-3.

PROSPECTUS

MID PENN BANCORP, INC.

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

SHARES OF COMMON STOCK
PAR VALUE $1.00

        The Amended and Restated Dividend Reinvestment Plan (the "Plan") of Mid Penn Bancorp, Inc. (the "Corporation") provides holders of the Corporation's common shares with a convenient way to purchase additional shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), by permitting participants in the Plan to have cash dividends on all of their shares automatically reinvested and by providing that each participating shareholder may voluntarily purchase additional shares of Common Stock of the Corporation with cash contributions to the Plan.

        Participation in the Plan is entirely voluntarily so that shareholders may join the Plan and terminate their participation in the Plan at any time.

        The Plan was originally adopted by the Corporation's shareholders on April 24, 1990, and was amended by resolution of the Board of Directors on June 26, 1996, on September 24, 1997 and again on September 28, 2005. Under the terms of the Plan, as amended on September 28, 2005, the Corporation is authorized to issue up to 300,000 shares of Common Stock (subject to adjustment for, among other things, stock dividends and stock splits) pursuant to the Plan.

        Dividends, if and when declared, will be reinvested under the terms of the Plan. Shareholders may participate in the Plan with respect to any or all of their shares of Common Stock, provided that each shareholder participates with respect to at least one share of Common Stock.

        Complete details of the Plan are provided in this Prospectus in an easy to understand question and answer format. You are encouraged to read it carefully. If you have any additional questions, please call Kevin W. Laudenslager at (717) 692-2133.

        We recommend that you retain this Prospectus for future reference.

        An investment in Common Stock held in a Plan Account has the same market risks as an investment in Common Stock held in certificate form. Participants bear the risk of loss (and receive benefit of gain) occurring by reason of fluctuations in the market price of the Common Stock held in the Plan Account.

        See "Risk Factors" beginning on page 1 for a discussion of various factors that shareholders should consider about an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or inadequate. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 7, 2005

RISK FACTORS

        The purpose of the Plan is to provide a convenient and useful service for the Corporation's shareholders. Nothing in this Prospectus represents a recommendation by the Corporation or anyone else that a person buy or sell the Corporation's Common Stock. We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the Plan.

        Before you invest in the Corporation's Common Stock, you should be aware that an investment in our Common Stock involves a variety of risks, including those described below. You should carefully read and consider these risk factors, together with all the other information contained in this Prospectus, before you decide whether to purchase the Corporation's Common Stock.

You will have a limited influence on shareholder decisions.

        Together, our directors and executive officers hold 455,509 shares, representing 14.28% of the total number of shares outstanding as of February 15, 2005. Further, this percentage of ownership could increase if our directors and officers participate in the Plan. Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Our issuance of additional shares of Common Stock could dilute or depress the value of your shares of our Common Stock.

        The Corporation's Articles of Incorporation authorize the issuance of up to 10 million shares of Common Stock. The issuance of additional stock within these limits may not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the Corporation's stock. The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions may affect our ability to pay dividends.

        Our ability to pay dividends to our shareholders is also subject to and limited by certain legal and regulatory restrictions.

The trading market for our Common Stock is not active.

        There is a limited public market for the Common Stock of the Corporation. We cannot assure you that a more liquid or active trading market will develop. In a less active market, you may not be able to sell your shares when you would like to sell them.

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our Common Stock.

        Our articles of incorporation and bylaws contain certain provisions that enhance the ability of our Board of Directors to deal with attempts to acquire control of our company. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the Common Stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

        We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

        We are subject to extensive state and federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future.

Changes in interest rates could make us less profitable.

        Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged change in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

        Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

        We determine the adequacy of our allowance of loan losses on an ongoing basis by considering various factors, including:

  •
  An analysis of the risk characteristics of various classifications of loans;

  •
  Previous loan loss experience;

  •
  Specific loans that would have loan loss potential;

  •
  Delinquency trends;

  •
  Estimated fair value of the underlying collateral;

  •
  Current economic conditions;

  •
  The view of our regulators; and

  •
  Geographic and industry loan concentration.

Changes in real estate values may adversely impact our loans that are secured by real estate.

        A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in eastern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in eastern Pennsylvania, the value of the real estate collateral securing the Corporation's loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance.

Common Stock

        You do not have control or authority to direct the price or time at which Common Stock is purchased or sold for Plan Accounts. Therefore, you bear the market risk associated with fluctuations in the price of Common Stock. The Plan Administrator will allocate shares purchased to 4 decimal places; thus, there will likely always be a partial share in your Plan Account. This practice allows maximum investment of your dividends.

        The Plan does not represent a change in the Corporation's dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by the Corporation's Board of Directors from time to time. Shareholders who do not wish to participate in this Plan will continue to receive cash dividends when and as declared. The Corporation cannot provide any assurance whether, or at what rate, the Corporation will continue to pay dividends.

[INTENTIONALLY LEFT BLANK]

THE CORPORATION

        The Corporation, a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Corporation was formed in 1991, as the holding company for Mid Penn Bank (the "Bank"), the Registrant's subsidiary Pennsylvania chartered commercial bank. As used herein, the "Corporation" refers to Mid Penn Bancorp, Inc. and its subsidiaries.

        The Bank is a full-service commercial bank with trust powers and provides a wide range of banking and financial services to individuals and small to medium-sized businesses. The principal executive offices of the Corporation are located at 349 Union Street, Millersburg, Pennsylvania 17061.

AMENDMENT TO THE PLAN

        The Corporation's Board of Directors amended the Plan on September 28, 2005, to provide for registration of 300,000 shares of Common Stock issuable under the Plan. The amendment is effective after the filing of this Registration Statement.

EXPLANATION OF THE
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

        The following, in a question and answer format, constitutes a summary description of the Mid Penn Bancorp, Inc. Amended and Restated Dividend Reinvestment Plan (the "Plan") a complete copy of which Plan document is filed as Exhibit 99.1 to the Registration Statement of which this Prospectus forms a part. Those holders of the Corporation's Common Stock who do not participate in the Plan will continue to receive cash dividends by check or advance of credit to their account, if and when declared.

1.
What is the purpose of the Plan?

        The Plan provides participating record holders ("Participants") of the Corporation's Common Stock with a convenient method of investing cash dividends payable upon their Common Stock and of making voluntary cash payments to purchase additional shares of Common Stock. To the extent that the additional shares are purchased directly from the Corporation under the Plan, the Corporation will receive additional funds for its general corporate purposes. (See "USE OF PROCEEDS".) Each Participant should recognize that neither the Corporation nor the Plan Administrator (See No. 3 below) can provide any assurance that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

2.
What are the advantages of the Plan?

  •
  Participants have cash dividends on all of the shares of Common Stock credited to their Plan Account and automatically reinvested in additional shares of Common Stock, purchased without payment of any service charges or brokerage commissions. The Plan also provides shareholders with the opportunity to make additional voluntary cash payments, within specified limits, to purchase additional shares of Common Stock.

  •
  Participants will obtain full investment use of funds, because the Plan provides for fractional shares as well as whole shares to be credited to the Participants' accounts. Fractional shares earn dividends just like whole shares when held in the Plan Account. (See No. 11 below.)

  •
  Participants may avoid cumbersome safekeeping and record keeping costs through the free custodial and reporting services furnished by the Plan. Shares are held in "Book Entry" form and regular statements of account are provided by the Plan Administrator. (See No. 17 below.)

  •
  Participants benefit because the Corporation pays all of the administrative costs of the Plan. (See No. 15 below.)

3.
Who administers the Plan for Participants?

        Registrar and Transfer Company ("R&T") administers the Plan, as "Plan Administrator". In such capacity, the Plan Administrator sends periodic statements of account to Participants and performs other administrative duties relating to the Plan. Shares purchased for a Participant under the Plan are held by the Plan Administrator and registered in its name. (See No. 17 below.)

        Any notices, questions or other communications relating to the Plan should include the Participant's account number and tax identification number and should be addressed to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Plan Department
P.O. Box 664
Cranford, NJ 07016

        Participants who have questions regarding the Plan also may contact the Plan Administrator at 1-800-368-5948.

Participation

4.
Who is eligible to participate in the Plan?

        Generally, record holders of Common Stock of the Corporation are eligible to participate in the Plan. However, the Corporation may refuse to offer the Plan to various shareholders of the Corporation as follows:

        1)    those who are residents of a state that may require registration, qualification or exemption of the Common Stock to be issued under the Plan, or registration or qualification of the Corporation or any of its officers or employees as a broker, dealer, salesman or agent where the Plan Administrator determines, in its discretion, that the number of shareholders or number of shares held does not justify the expense of registration, fees, etc. in said state(s);

        2)    those whose shares are registered in the name of a nominee, such as a brokerage firm or securities depository, unless such shares are first transferred into the record name of the beneficial owner; and

        3)    those shareholders who beneficially own five percent (5%) or more of the Corporation's outstanding Common Stock, as determined by the Plan Administrator, in its sole discretion.

        Subject to the limitations in the paragraph immediately above and without limiting the generality of this statement, Participants in the Plan may make voluntary cash payments of not less than One Hundred Dollars ($100.00) or more than Ten Thousand Dollars ($10,000) per quarter. (See No. 13 below.)

5.
How does an eligible shareholder become a Participant in the Plan?

        An eligible shareholder may join the Plan at any time by completing and signing the authorization form included with the Prospectus (the "Authorization Form") and returning it to the Plan Administrator. Additional Authorization Forms may be obtained, at any time, from the Plan Administrator. A properly completed Authorization Form must be received before a dividend record date in order for the dividends payable to shareholders of record on that date to be reinvested in the Corporation's Common Stock under the Plan. If an Authorization Form is received from a shareholder after the record date established for a particular dividend, the reinvestment of dividends may begin with the next dividend, provided the shareholder is still a shareholder of record on the record date with respect to the next dividend.

        Historically, dividends declared on the Common Stock have been declared and paid on a quarterly basis. The Corporation's Board of Directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

6.
Does a shareholder have to authorize dividend reinvestment on all shares of Common Stock to participate in the Plan?

        No. All holders of record of the Corporation's Common Stock are eligible to participate in the Plan, except as discussed in No. 4 above. To participate in the Plan record holders of Common Stock may participate with respect to any or all shares of Common Stock that they hold, as long as they participate with respect to at least one share of Common Stock and arrange to have the dividends on all such share(s) reinvested under the Plan by completing the Authorization Form and sending the form to the Plan Administrator.

Purchases

7.
How are shares of Common Stock acquired under the Plan?

        Cash dividends payable on the Corporation's Common Stock held by persons participating in the Plan will be paid to the Plan Administrator. The dividends paid to the Plan Administrator will not include any applicable taxes withheld by the Corporation. The Plan Administrator will pool these cash dividends together with all voluntary cash payments received and, with respect to shares to be purchased on the open market, will transfer them to an independent purchasing agent (the "Purchasing Agent"), who will be a broker-dealer registered under the Securities Exchange Act of 1934, as amended. Aside from transferring funds to the Purchasing Agent, neither the Corporation nor the Plan Administrator shall have any influence on the manner, methods or timing of shares acquired in open market transactions. The Purchasing Agent will use the funds to purchase shares of the Corporation's Common Stock on the open market for the Plan Accounts of the Participants. Alternatively, the Plan Administrator will, if so directed by the Corporation, acquire shares directly from the Corporation. A combination of the foregoing methods may be used, as the Plan Administrator directs. Shares purchased from the Corporation will be authorized but unissued shares of Common Stock. In any event, each Participant's account will be credited with a pro rata share of such purchased shares.

8.
When will shares of Common Stock be purchased under the Plan?

        Cash dividends will be used to purchase Common Stock as soon as reasonably possible after the applicable dividend payment date, but not more than thirty (30) days after such date.

        Voluntary cash payments will be accepted for investment, and will be invested, only in connection with a dividend payment date. Voluntary cash contributions may vary from one dividend date to another. Because Participants will not be credited with interest on their voluntary cash payments prior to investment and because the Plan Administrator is prohibited from holding such voluntary cash payments for extended periods of time prior to investing them, participants are strongly encouraged to submit their voluntary cash payments as near as possible to the applicable dividend payment date. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the Plan Administrator within thirty (30) days prior to the corresponding dividend payment date, allowing adequate time for the checks or other drafts to clear prior to the corresponding dividend payment date. Voluntary cash contributions will not be deemed to have been made by a participant or received by the Plan Administrator until the funds so contributed are actually collected. Interest will not be paid on cash contributions. Payments received more than thirty (30) days prior to a dividend payment will be returned.

        Purchases of Common Stock in the open market may occur over one or more trading days.

9.
At what price will shares of Common Stock be purchased under the Plan?

        For purchases of shares of Common Stock in the open market the purchase price will be the fair market value of the Common Stock as of the Investment Date. The Investment Date is the day during a month on which a dividend is payable, and in any other month, the 15th day of such month, or in any case, if such day is not a business day on which securities are traded, then the next following business day on which securities are traded. The purchase price of the Common Stock purchased under the Plan in the open market will be the Participant's pro rata share of the actual costs (excluding brokerage commissions, if any) incurred by the Plan Administrator for such purchases. For shares of Common Stock purchased from the Corporation, the purchase price will be the fair market value of the Common Stock, as of the applicable Investment Date. In the event of purchases of Common Stock from the Corporation and in the open market, the purchase price per share of Common Stock to be charged to each Participant will be based on the weighted averages of the prices of all shares purchased. Each Participant's account will be credited with the number of whole and fractional shares calculated to four (4) decimal places, equal to the amount to be invested for the Participant divided by the applicable purchase price.

        If the Common Stock is listed on an established organized stock exchange, the fair market value will be the closing price per share for the Common Stock on such stock exchange on the applicable date or, if no sale of the Common Stock occurred on such stock exchange on that date, the closing price per share for the Common Stock on such exchange on the next day on which a sale of Common Stock occurred. If the Common Stock is not listed on an established exchange but is listed in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ/NMS"), the fair market value will be the average of the highest and lowest trading prices per share for the Common Stock on the applicable date or, if no trade of the Common Stock occurred in said National Market System on that date, the average of the highest and lowest trading prices per share for the Common Stock on the next day on which the Common Stock was traded in said National Market System. If the Common Stock is not listed on an established stock exchange or in the NASDAQ/NMS but is quoted on a system maintained by the National Association of Securities Dealers, Inc. ("NASD"), the fair market value will be the average of the closing dealer bid and asked prices per share for the Common Stock quoted on such system on the applicable date or, if no such bid and asked prices are quoted on such system on that date, the average of the closing dealer bid and asked prices for the Common Stock quoted on such system on the most recent previous day on which such prices were so quoted. If the Common Stock is not listed on an established stock exchange or in the NASDAQ/NMS, or quoted in a system maintained by the NASD, the fair market value will be the average of the lowest bid and highest asked prices per share for the Common Stock quoted on the applicable date by one or more brokerage firms selected by the Plan Administrator which then make a market in the Common Stock or, in the absence of any such bid and asked prices quoted on such date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the Common Stock reported on that date or, failing this, on the most recent previous date on which such quotes are available.

10.
How many shares of Common Stock will be purchased for Participants?

        The number of shares purchased for each Participant will depend on the amount of dividends to be reinvested in a Participant's account, the amount of any voluntary cash payments and the applicable purchase price of the Common Stock (See No. 9 above). Each Participant's account will be credited with that number of shares, including any fractional interest computed to four (4) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in No. 9 above.

11.
Will cash dividends on shares held in a Participant's account be used to purchase additional shares under the Plan?

        Yes. If and when the Corporation declares cash dividends to the record holders of shares of its Common Stock, the Plan Administrator will credit each Participant's account with such dividends, and all such dividends will be automatically reinvested in additional shares of Common Stock, thereby compounding each Participant's investment. Fractional shares held under the Plan for a Participant's account will receive dividends in the same way as a whole share, but in proportion to the size of the fractional share.

Voluntary Cash Payments

12.   Who is eligible to make voluntary cash payments?

        All record holders of Common Stock who elect to have dividends reinvested and who are eligible to participate, in accordance with the provisions of the Plan, may also elect to make voluntary cash payments.

13.   What are the limitations on voluntary cash payments?

        Participants are strongly encouraged to submit any voluntary cash payments as near as possible to the applicable dividend payment date (See No. 8 above). Voluntary cash payments received too early or too late will be returned to participants.

        Voluntary cash payments may not be less than One Hundred Dollars ($100.00) or more than Ten Thousand Dollars ($10,000) per quarter. The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

14.   How does the voluntary cash payment option work?

        A voluntary cash payment may be made by enclosing a personal check with the executed Authorization Form (for new participants) or by forwarding a personal check to the Plan Administrator with a payment form that will accompany each statement of account. Personal checks should be made payable to "Registrar and Transfer Company" and should include the Participant's account number and taxpayer identification number. Additional payment forms may be obtained from the Plan Administrator. In addition, Participants may arrange for automatic withdrawals from their checking or savings account at the Bank as a method to provide optional cash payments under the Plan. This will allow shareholders of the Corporation to authorize the Bank to withdraw funds automatically at the appropriate time, eliminating the necessity of mailing quarterly cash contributions within the specified time frames. The automatic withdrawal feature may be used on an ongoing basis or for periodic contributions. Participants who wish to use this feature must complete an authorization form available upon request from the Plan Administrator. The Participant's account will be debited on the 20th day of the month in which the dividend is payable.

        Any voluntary cash payment received by the Plan Administrator within the period, described in No. 8 and No. 13 above, will be applied to the purchase of shares of Common Stock on the following investment date at a price determined in accordance with the provisions of the Plan. No interest will be paid on voluntary cash payments held by the Plan Administrator prior to the respective investment date.

Costs

15.   Are there any expenses to Participants in connection with purchases under the Plan?

        No. Participants are not obligated to pay any brokerage commissions or other charges with respect to purchases of Common Stock under the Plan.

        A Participant who requests that the Plan Administrator sell shares of Common Stock held in the Participant's account in the Plan incurs a $15.00 service fee and is required to pay brokerage fees, if any, incurred in connection with the sale. If a Participant pays the fee in advance when notice of sale is made, then the fee will not be deducted from the proceeds of the sale (See No. 19 and No. 21 below). All other costs of administration of the Plan are paid by the Corporation.

Reports to Participants

16.   What kind of reports are sent to Participants in the Plan?

        The Plan Administrator maintains a separate account for each Participant. Each Participant in the Plan receives a statement of account subsequent to each dividend payment date describing cash dividends, the number of shares purchased, the amount of voluntary cash payments made by the Participant, the price per share and total shares accumulated under the Plan. These statements provide a continuing record of the dates and costs of purchases on a quarterly basis and should be retained for income tax purposes. In addition, Participants receive the Corporation's annual and quarterly reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends paid and commission expenses paid on their behalf.

Certificates for Shares

17.   Are certificates to be issued for shares of Common Stock purchased under the Plan?

        Generally not. The custodial, or "Book Entry" method of holding shares is a safekeeping feature that protects against loss, theft, or destruction of stock certificates. It is also a more economical way for the Plan Administrator to administer the Plan. Certificates for shares purchased for a Participant's account under the Plan will not be issued unless the Participant:

  (i)
  specifically requests in writing that such certificates be issued;

  (ii)
  withdraws shares from his or her Plan Account and requests that such shares be sold on his or her behalf; or

  (iii)
  terminates participation in the Plan and does not request such shares to be sold on his or her behalf. A $10.00 service fee is payable by Participants upon withdrawal or termination from the Plan. If the fee is not paid in advance when the withdrawal or termination is requested, the fee will be deducted from the Participant's account.

Withdrawal of Shares in Plan Accounts

18.   How may a Participant withdraw shares purchased under the Plan?

        A Participant may withdraw from participation in the Plan any or all of the whole shares of Common Stock credited to his or her account by submitting written notification to the Plan Administrator at the address shown in No. 3 above. Whole shares of Common Stock withdrawn from the Plan will be issued through a certificate in the name of the Participant and dividends will no longer be reinvested. Any notice of withdrawal received from a Participant less than one business day before a dividend record date will not be effective until the Participant's dividends paid on that date have been reinvested and the shares credited to the Participant's account. Any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current fair market value of the Common Stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued.

19.   May a Participant elect to have the withdrawn shares sold?

        Yes. Participants may request the Plan Administrator to sell the shares withdrawn from the Plan. The request to sell received from a Participant less than one business day before a dividend record date will not be effective until the Participant's dividends paid on that date have been reinvested and the shares credited to the Participant's account. Participants should specify in their written notification of withdrawal if the Plan Administrator is to cause the sale of the withdrawn shares.

        The Plan Administrator will direct the Purchasing Agent to execute a sale order providing for the sale of such shares, within thirty (30) days of receipt of the notice, and to deliver to the Participant a check for the proceeds of the sale, less: any brokerage commissions; a $15.00 service fee; applicable withholding taxes; and transfer taxes (if any) incurred in connection with the sale. A request for shares to be sold must be signed by all persons in whose names the account appears.

        Any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued.

        Participants who withdraw all of the whole and fractional shares from their accounts will be treated as having terminated participation in the Plan and will incur a $15.00 service fee to execute a sale order. (See No. 21 below.)

Discontinuation of Dividend Reinvestment

20.   How does a Participant discontinue participation under the Plan?

        Participants may terminate their participation in the Plan at any time by sending written notice to the Plan Administrator. When a Participant terminates his or her participation in the Plan, the Plan Administrator will deliver to the Participant a certificate for whole shares credited to the Participant's account under the Plan, and a check representing: a) uninvested dividends, if any, held by the Plan Administrator for the Participant under the Plan, and; b) the value of any fractional share based on the then current fair market value per share of the Corporation's Common Stock. Any notice of termination received less than one business day prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's account. There is a $10.00 service fee to terminate participation in the Plan.

21.   May a Participant request shares to be sold when terminating participation?

        Yes. The request should be in writing for all of the whole shares to be sold. Such a request must be signed by each person in whose name the Plan Account appears. On receipt of the request, the Plan Administrator will direct the Purchasing Agent to proceed in the same manner as set forth in No. 19 above. A check will be issued in lieu of the issuance of any fractional share based on the then current fair market value per share of the Corporation's Common Stock. Any Participant who elects to terminate his or her participation in the Plan and directs the Plan Administrator to sell the shares held in his or her account will incur a $15.00 service fee.

Federal Income Tax Information

22.   What are the federal income tax consequences of participation in the Plan?

        For federal income tax purposes, a Participant in the Plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to such Participant, regardless of whether such dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of Common Stock pursuant to the Plan. Additionally, the Participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the Participant's behalf. The per share tax basis of shares acquired for a Participant under the Plan will be the price per share reported on the periodic statement of account supplied to each Participant after each applicable Investment Date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the Participant, as reported in the Internal Revenue Service information referred to in No. 16 above.

        The holding period for shares acquired pursuant to the Plan will begin on the day after the date the shares are acquired for a Participant's account. When a Participant is subject to federal income tax withholding on dividends, and when foreign Participants' taxable income under the Plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

        The Corporation believes that Participants will not realize any taxable income upon receipt of certificates for whole shares credited to their account, either upon the withdrawal of shares from the Plan or upon termination of participation in the Plan. A Participant who sells or exchanges shares previously received from the Plan, or who directs the Plan Administrator to sell his or her Plan shares, may, however, recognize gain or loss. A Participant will also likely be required to recognize gain or loss upon the receipt of a cash payment for a fractional share credited to the Participant's account upon withdrawal of shares from the Plan. The amount of gain or loss in either case will be the difference between the amount the Participant receives for the Plan shares or fractional share and the Participant's tax basis in such shares or fractional share.

        Participants who purchase Common Stock under the Plan with voluntary cash payments should not be required to recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price as adjusted for the amount of commission expenses paid on behalf of the Participants. The holding period for such shares will commence on the day after the shares are acquired.

        Dividends reinvested under the Plan by corporate shareholders may be eligible for the dividends-received deduction.

        The foregoing summary is based upon an interpretation of current federal income tax laws, and assumes that dividends paid by the Corporation will be from its earnings and profits. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the Plan, and any subsequent disposal of shares acquired pursuant to the Plan.

Other Information

23.   What happens if the Corporation declares a stock dividend or a stock split?

        The Common Stock in a Participant's account will be adjusted to give effect to the stock dividend or stock split. In such event, the number of shares available for issuance under the Plan shall likewise be adjusted.

24.   How will the shares credited to a Participant's account be voted at a meeting of shareholders?

        Participants will receive a proxy which will enable them to vote whole shares and fractional interests registered in their name and will enable them to direct the Plan Administrator how to vote whole shares and fractional interests credited to their Plan Account. Shares held by the Plan Administrator for the account of a Participant who does not properly return a proxy will not be voted. Participants will vote shares registered in their own names directly, or by proxy, as they have in the past.

25.   What are the responsibilities and liabilities of the Corporation and the Plan Administrator?

        The Corporation and the Plan Administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability: (a) arising out of failure to terminate a Participant's account upon his or her death; (b) with respect to the prices at which shares of the Corporation's Common Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of Common Stock on the open market or from the Corporation, fluctuations in the market value of the Common Stock; and (c) any matters relating to the operation or management of the Plan.

        All transactions in connection with the Plan will be governed by the laws of the Commonwealth of Pennsylvania.

26.   May the Plan be modified or discontinued?

        Yes. The Corporation, in its discretion, may modify, suspend, or terminate the Plan and will endeavor to notify Participants of any such suspension, termination, or modification. The Corporation may terminate, for whatever reason, at any time, as it may determine, in its sole discretion, a Participant's participation in the Plan, after mailing a notice of intention to terminate to the Participant at the address as it appears on the Plan Administrator's records.

27.   May Participants pledge shares held in their account under the Plan?

        No. Shares credited to a Participant's account under the Plan may not be pledged or assigned, nor may any rights or interests under the Plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void. Participants who wish to pledge or assign their shares held under the Plan must withdraw those shares from the Plan.

DESCRIPTION OF CAPITAL SECURITIES

        The authorized capital stock of the Corporation consists of 10 million shares of Common Stock, $1.00 par value, of which 3,188,856 were issued and outstanding and 19,056 held in treasury as of September 15, 2005. Also on September 28, 2005 the Corporation approved the repurchase of 250,000 shares of the Corporation's issued and outstanding stock, which, if repurchased, would then be held in treasury.

Common Stock

        Voting Rights.    Each share of Common Stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. The holders of Common Stock are not entitled to cumulate votes in the election of directors.

        Preemptive Rights.    The Corporation's Common Stock does not carry preemptive subscription rights.

        Liquidation.    In the event of liquidation, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after payment of preferred stock shareholders with liquidation priority, if any.

        Liability for Further Assessments.    The Corporation will not subject shareholders to further assessments on their shares of Common Stock.

        Sinking Fund Provision.    The Common Stock does not require that a separate capital reserve be maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.

        Redemption or Conversion Rights.    The holders of Common Stock do not have a right of redemption, which is the right to sell their shares back to the Corporation, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

        Dividends.    Each shareholder is entitled to receive dividends that may be declared by the Board of Directors out of legally available funds. Dividends are dependent upon future earnings, financial condition, appropriate legal restrictions and other relevant factors.

        Under the Pennsylvania Business Corporation Law, the Corporation may not pay a dividend if afterwards:

  •
  the Corporation would be unable to pay its debts as they become due, or

  •
  the Corporation's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

        In order for the Corporation to pay a cash dividend to shareholders, the Bank must first pay a dividend to the Corporation. As a result, certain legal restrictions on the the Bank's dividend payments also affect the Corporation's ability to pay dividends.

Issuance of Additional Securities

        The Corporation has the flexibility to raise additional capital and to make acquisitions through the issuance of Common Stock without prior approval by the Corporation's shareholders unless the law otherwise requires approval of a transaction. Issuance of these shares could dilute the book value per share and the voting power of the prior shareholders because the Corporation has the right to issue new shares without first offering the shares to shareholders in proportion to their current ownership percentages. We currently have no plans for issuing additional shares of Common Stock.

Anti-Takeover Provisions in Articles and Bylaws

        The Corporation's articles of incorporation and bylaws contain a number of provisions that could be considered anti-takeover in purpose and effect.

        Authorized Capital.    The anti-takeover provisions include:

  •
  the authorization of 10 million shares of Common Stock, and

  •
  the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis.

        These provisions generally permit the Board of Directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. However, these additional shares may also be used by the Board of Directors to deter future attempts to gain control over the Corporation.

        Classified Board.    The bylaws of the Corporation provide for a classified or staggered board. A classified board has the effect of moderating the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid.

        Shareholders shall elect each class in a separate election. At each following annual meeting, shareholders will elect successors to the class of directors whose term is then expiring to hold office for a term of three years. The Board of Directors will fill vacancies which occur during the year for the remainder of the full term.

        No Cumulative Voting.    The Corporation's articles eliminate cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. We believe that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. The absence of cumulative voting may make it more difficult for minority shareholders' nominees to be elected to the Board of Directors.

        Supermajority Vote for Approval of Extraordinary Transactions.    Another anti-takeover provision is the requirement in the articles of incorporation that the affirmative vote of the holders of at least 80% of the outstanding shares must approve any merger, consolidation, dissolution or liquidation of the Corporation or the sale of all or substantially all of its assets. However, if at least 80% of the Board of Directors has approved this type of transaction, then the holders of at least 66 2/3% of the outstanding shares may approve the transaction. We included these provisions to ensure that any extraordinary corporate transaction would occur only if it receives a clear mandate from the shareholders. However, these provisions give the Corporation's directors and/or the holders of a minority of the Corporation's outstanding shares a veto power over such mergers and consolidations unless 80% of the shareholders believe that the transaction is desirable or beneficial.

        Authorization to Consider Various Factors in Tender Offers.    Another anti-takeover provision in the articles of incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

  •
  the impact the acquisition of the Corporation would have on the community,

  •
  the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers, and

  •
  the reputation and business practices of the tender offeror.

        We included this provision in the articles of incorporation to permit us, as directors of the Corporation, to recognize our responsibilities to these constituent groups of the Corporation and its subsidiaries and to the communities that they serve. Pennsylvania corporate law specifically authorizes this type of provision.

        Supermajority Vote for Amendment of Specified Articles.    A final anti-takeover provision in the Corporation's articles of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock for an amendment of the following provisions:

  •
  the voting requirements for approval of mergers,

  •
  the ability of shareholders to cumulate votes in the election of directors,

  •
  the ability of the Board of Directors to consider non-economic factors in opposing a tender offer, and

  •
  the elimination of preemptive rights.

Anti-takeover Provisions Applicable to Registered Corporations

        Pennsylvania law gives strong anti-takeover provisions to corporations that have their securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934, known as "registered corporations." As part of the reorganization, the Corporation will be required to register its stock under Section 12 of the 1934 Act. These provisions are in addition to provisions contained in the Corporation's articles of incorporation and bylaws.

        Pennsylvania law requires that all shareholders receive the fair value for their shares as the result of a control transaction. "Fair Value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction. Alternatively, if a shareholder believes the value of his or her shares is higher, he or she may demand an appraisal procedure to receive the fair value of the shares as the date of the control transaction, taking into account all relevant factors which may not be reflected in the price paid for the shares. "Control Transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the Corporation that would entitle the holders of the shares to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the Corporation. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of the shares of the Corporation for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

        It is a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in a company and then to acquire the remaining equity interest in the Corporation by paying the balance of the shareholders a price for their shares which is lower than the price paid to acquire control or is in a less desirable form of payment, such as securities of the purchaser that do not have an established trading market. The Board of Directors considers these two-tier pricing tactics to be unfair to the Corporation's shareholders. By their very nature, these tactics tend to cause concern on the part of shareholders that if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled company or being forced to accept a lower price for all of their shares. Thus, two-tier pricing unduly pressures shareholders into selling as many of their shares as quickly as possible, either to the purchaser or in the open market, without having genuine opportunity to make a considered investment choice between remaining a shareholder of the Corporation or disposing of their shares. These sales in turn facilitate the purchaser's acquisition of a sufficient interest in the Corporation to enable the purchaser to force the exchange of remaining shares for a lower price in a business combination.

        While the fair price provision in Pennsylvania law is designed to help assure fair treatment of all shareholders vis-à-vis other shareholders in the event of a takeover, it is not the purpose of the fair price provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the fair price provision would not preclude the Board of Directors' opposition to any future takeover proposal which it believes not to be in the best interests of the Corporation and its shareholders, whether or not the proposal satisfies the minimum price, form of payment and procedural requirements of the fair price provision.

        Another provision of Pennsylvania law relates to a business combination involving a registered corporation. These business combinations include the following transactions involving an interested shareholder:

  •
  A merger or consolidation of the Corporation with an interested shareholder;

  •
  A sale, lease, exchange, mortgage, pledge, transfer or other disposition with the interested shareholder of the assets of the Corporation or its subsidiaries;

  •
  The issuance or transfer by the Corporation or its subsidiary of any shares of the Corporation or its subsidiary which has a total market value at least equal to 5% of the total market value of all the Corporation's outstanding shares to an interested shareholder;

  •
  The adoption of any plan for the liquidation or dissolution of the Corporation proposed by, or under any agreement with, the interested shareholder;

  •
  A reclassification of securities or recapitalization of the Corporation or any merger or consolidation of the Corporation with any subsidiary of the Corporation or any other transaction proposed by, or under any agreement with the interested shareholder which has the effect of increasing the interested shareholder's proportionate share of the outstanding shares of the Corporation; or

  •
  The interested shareholder's receipt of the benefit, directly or indirectly, of any loans or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

        An interested shareholder is any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the Corporation. The above definitions also apply to an interested shareholder's affiliate or associate.

        Under Pennsylvania law, the Corporation shall not engage in a business combination with an interested shareholder other than:

  •
  A business combination approved by the Board of Directors prior to the date the interested shareholder acquires at least 20% of the shares or where the Board of Directors of the Corporation has approved the purchase of shares by the interested shareholder;

  •
  A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares held by the interested shareholder, at a meeting called for that purpose within three months after the interested shareholder became the beneficial owner of shares entitling it to cast at least 80% of the votes in an election of directors, and if the business combination satisfies certain minimum conditions, which are discussed below;

  •
  A business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;

  •
  A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the interested shareholder's share acquisition date; and

  •
  A business combination approved at a shareholders' meeting called for that purpose no earlier than five years after the interested shareholder's share acquisition date and that meets certain minimum conditions, which are discussed below.

        The minimum conditions discussed above generally require that the total amount of the cash and the market value of any payments other than cash, such as stock, bonds or debentures, to the shareholders of the Corporation be at least equal to the higher of the following:

  •
  The highest price paid by the interested shareholder when the interested shareholder was the beneficial owner of shares entitling him to cast at least 5% of the votes in an election of directors within the 5-year period immediately prior to the announcement date of the business combination or within the 5-year period prior to time the interested shareholder became an interested shareholder, whichever is higher, plus interest; or

  •
  The market value per common share on the announcement date of the business combination or on the share acquisition date, whichever is higher, plus interest.

        The Pennsylvania provision relating to business combinations is designed to help assure that if, despite the Corporation's best efforts to remain independent, the Corporation is nevertheless taken over, each shareholder will be treated fairly vis-à-vis every other shareholder and that professional investors will not profit at the expense of the Corporation's long-term public shareholders. While the business combination provision is designed to help assure fair treatment of all shareholders vis-à-vis other shareholders in the event of a takeover, it is not the purpose of the business combination provision to assure that shareholders will receive premium price for their shares in a takeover. Accordingly, we believe that the business combination provision would not preclude our opposition to any future takeover proposal which we believe not to be in the best interests of the Corporation and its shareholders, whether or not the proposal satisfied the requirements of the business combination provision, fair price provision or both.

        Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations. Under Subchapter G, the acquisition of shares that increase the shareholder's control of the Corporation above 20%, 33% or 50% of the voting power able to elect the Board of Directors cannot be voted until a majority of disinterested shareholders approves the restoration of the voting rights of those shares in two separate votes:

  •
  All disinterested shares of the Corporation, and

  •
  All voting shares of the Corporation.

        Voting rights which are restored by shareholder approval will lapse if any proposed control-share-acquisition which is approved is not consummated within 90 days after shareholder approval is obtained. Furthermore, control-shares that are not accorded voting rights or whose rights lapse will regain their voting rights on transfer to another person who is not an affiliate. If the shares constitute control-shares for the transferee, this subchapter must be applied to that person as well. If the acquiring shareholder does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if voting rights are denied by the shareholders or if they lapse, the Corporation may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

        Subchapter H of Chapter 25 of the BCL applies to registered corporations. Under Subchapter H, a control person—a person who owns shares with 20% or more voting power—must disgorge to the Corporation any profits from the disposition of any equity securities if the disposition occurs within 18 months of becoming a control person, and the securities were acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

        Finally, Pennsylvania law grants a registered corporation the express authority to treat individual shareholders differently and therefore may take advantage of poison pills. Poison pills generally consist of a shareholder rights plan in which a Corporation gives its shareholders the right to buy Common Stock when specified events occur, such as a merger, which decreases the value of the acquirer's holdings and the acquirer's percentage of ownership.

        The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the Corporation's Common Stock at that time. In addition, these provisions may have the effect of assisting the Corporation's management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Corporation's business.

USE OF PROCEEDS

        The Corporation does not know the number of common shares that will ultimately be purchased under the Plan or the prices at which such shares will be purchased. To the extent that shares are purchased from the Corporation, and not in the open market, the Corporation intends to add the proceeds it receives from such sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the Corporation's subsidiaries.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the Corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the Corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The bylaws of the Corporation provide for (1) indemnification of directors, officers, employees, and agents of the Corporation and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Corporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

AVAILABLE INFORMATION

        The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Judicial Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., as well as the following Regional Office of the Commission: New York Regional Office, 26 Federal Plaza, New York, NY 10278. Copies of such materials may also be obtained from the Public Reference Section of the Commission at its Washington address, by mail at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC site is http://www.sec.gov.

        This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Corporation and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

        No person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this Prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither delivery of this Prospectus nor any sale of securities to which this Prospectus relates shall, under any circumstance, create any implication that there has been no change in the affairs or condition of the Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

DOCUMENTS INCORPORATED BY REFERENCE

        There are hereby incorporated by reference in this Prospectus the following documents filed by the Corporation with the Commission (File No. 0-20141):

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2004;

  (b)
  The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

  (c)
  The Corporation's Current Reports on Form 8-K's filed on January 27, 2005, March 9, 2005, April 29, 2005, July 29, 2005, August 30, 2005, and October 3, 2005.

  (c)
  The description of the Company's Common Stock contained in the Corporation's Articles of Incorporation and By-laws and included in the Annual Report on Form 10-K for the year ended December 31, 2001.

        All reports filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Corporation will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to under "DOCUMENTS INCORPORATED BY REFERENCE" that have been incorporated in the Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Kevin W. Laudenslager, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. Telephone requests may be directed to Mr. Laudenslager at (717) 692-2133.

EXPERTS

        The audited consolidated financial statements and management's report on the effectiveness of internal controls over financial reporting of the Corporation incorporated in this Prospectus and Registration Statement by reference to the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, were audited by Parente Randolph, LLC independent certified public accountants, whose reports thereon contained in such Annual Report on Form 10-K is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports of Parente Randolph, LLC given upon the authority of such firm as experts in auditing and accounting.

        The common shares of the Corporation offered hereby are not the obligation of, or guaranteed or endorsed by, any bank. They do not constitute a bank deposit and are not federally insured or protected by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Office of the Comptroller of the Currency or any other governmental agency. Investment in common shares of the Corporation, as with any investment in common stock, involves investment risks, including the possible loss of principal.

LEGAL OPINION

        The legality of Common Stock covered hereby has been passed upon for the Corporation by Shumaker Williams, P.C., Special Corporate Counsel.

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution*

Registration Fee	$304.00
Blue Sky Fees	$0.00
Legal Fees and Expenses	$6,000
Printing Fees and Postage	$3,000
Miscellaneous	$0.00

	$9304.00	*

*
Estimated.

Item 15.    Indemnification of Directors and Officers.

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the Corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the Corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The bylaws of the Corporation provide for (1) indemnification of directors, officers, employees, and agents of the Corporation and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Corporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16. Exhibits

        The following exhibits are included in this Registration Statement.

Exhibit Number
4.1	Articles of Incorporation of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K, for the year ended December 31, 2001, and filed with the Commission on March 29, 2002).
4.2
Bylaws of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(ii) to Registrant's Annual Report on Form 10-K, for the year ended December 31, 2001 and filed with the Commission on March 29, 2002).
5	Opinion of Shumaker Williams, P.C., of Camp Hill, Pennsylvania, Special Counsel to Registrant re: Legality of securities.
23.1	Consent of Parente Randolph, LLC, Independent Auditors.
23.2	Consent of Shumaker Williams, P.C., Special Counsel to Registrant, included in Exhibit 5.
24	Power of Attorney given by the Officers and Directors of the Registrant (Included on Signature Page).
99.1	Mid Penn Bancorp, Inc. Amended and Restated Dividend Reinvestment Plan.
99.2	Mid Penn Bancorp, Inc. Authorization Form for Amended And Restated Dividend Reinvestment Plan.
99.3	Letter to Participant's in the Amended and Restated Dividend Reinvestment Plan.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (b)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (c)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

    Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Millersburg, Commonwealth of Pennsylvania on October 7, 2005.

MID PENN BANCORP, INC.
/s/ ALAN W. DAKEY Alan W. Dakey President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

        KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan W. Dakey and Kevin W. Laudenslager, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity	Date
/s/ ALAN W. DAKEY Alan W. Dakey	President, Chief Executive Officer and Director (principal executive officer)	September 28, 2005
/s/ KEVIN W. LAUDENSLAGER Kevin W. Laudenslager	Treasurer (principal financial and accounting officer)	September 28, 2005
/s/ EUGENE F. SHAFFER Eugene F. Shaffer	Chairman of the Board of Directors	September 28, 2005
/s/ JERE M. COXON Jere M. Coxon	Director	September 28, 2005
/s/ DONALD E. SAUVE Donald E. Sauve	Director	September 28, 2005
/s/ A. JAMES DURICA A. James Durica	Director	September 28, 2005
/s/ GREGORY M. KERWIN Gregory M. Kerwin	Director	September 28, 2005
/s/ THEODORE W. MOWERY Theodore W. Mowery	Director	September 28, 2005
/s/ WILLIAM G. NELSON William G. Nelson	Director	September 28, 2005
/s/ EDWIN D. SCHLEGEL Edwin D. Schlegel	Director	September 28, 2005
/s/ GUY J. SNYDER, JR. Guy J. Snyder, Jr.	Director	September 28, 2005

INDEX TO EXHIBITS

Exhibit Index Number		Sequential Page Number in Manually Signed Original
4.1
	Articles of Incorporation of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K, for the year ended December 31, 2001, and filed with the Commission on March 29, 2002).
4.2
	Bylaws of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(ii) to Registrant's Annual Report on Form 10-K, for the year ended December 31, 2001 and filed with the Commission on March 29, 2002).
5	Opinion of Shumaker Williams, P.C., of Camp Hill, Pennsylvania, re: legality of securities.	27
23.1	Consent of Parente Randolph, LLC, Independent Auditors.	29
23.2	Consent of Shumaker Williams, P.C., included in Exhibit 5.
24	Power of Attorney given by the Officers and Directors of the Registrant (Included on Signature Page).
99.1	Mid Penn Bancorp, Inc. Amended and Restated Dividend Reinvestment Plan.	31
99.2	Mid Penn Bancorp, Inc. Authorization Form for Amended and Restated Dividend Reinvestment Plan.	40
99.3	Letter to Participants in Amended and Restated Dividend Reinvestment Plan.	43

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TABLE OF CONTENTS
RISK FACTORS
THE CORPORATION
AMENDMENT TO THE PLAN
EXPLANATION OF THE AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
DESCRIPTION OF CAPITAL SECURITIES
USE OF PROCEEDS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
EXPERTS
LEGAL OPINION
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS